Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
AllianceBernstein Blended Style Series, Inc.

We consent to the use of our report, dated October 27, 2009, with respect to the statements of net assets of AllianceBernstein Retirement Strategy 2000, AllianceBernstein Retirement Strategy 2005, AllianceBernstein Retirement Strategy 2010, AllianceBernstein Retirement Strategy 2015, AllianceBernstein Retirement Strategy 2020, AllianceBernstein Retirement Strategy 2025, AllianceBernstein Retirement Strategy 2030, AllianceBernstein Retirement Strategy 2035, AllianceBernstein Retirement Strategy 2040, AllianceBernstein Retirement Strategy 2045, AllianceBernstein Retirement Strategy 2050, and AllianceBernstein Retirement Strategy 2055, each a portfolio of AllianceBernstein Blended Style Series, Inc., as of August 31, 2009, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, incorporated herein by reference, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports", "GENERAL INFORMATION - Independent Registered Public Accounting Firm", and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/KPMG LLP


New York, New York
December 21, 2009